Exhibit 99.2

Sino Mercury Acquisition Corp. And Wins Financial Group Ltd Announce Closing of Business Combination

Trading of Ordinary Shares under Ticker Symbol WINS expected to Commence October 28, 2015

NEW YORK, Oct. 28, 2015 /PRNewswire/ -- Sino Mercury Acquisition Corp. (Nasdaq: SMAC, SMACU, SMACR) ("Sino Mercury" or the "Company"), today announced the completion of its previously announced business combination transaction to acquire Wins Financial Group Ltd. ("Wins"), following receipt of stockholder approval of the business combination and related proposals at the Company's special meeting of stockholders held in October 20, 2015.  Wins is an integrated financing solution provider with operations located primarily in China main land. As part of the transaction, the combined public company will now be named Wins Finance Holdings Inc.

Mr. Jianming Hao, who was chairman and chief executive officer of Sino Mercury will serve as chief executive officer of the Company. "This is an exciting opportunity to take an established company with great market opportunities and leverage its strong balance sheet to take its growth legacy to the next level," said Mr. Jianming Hao, chairman of the board of directors and co-CEO of the combined company. "I'm confident that Wins' strong team with experience in the financial markets, combined with the experience of Sino Mercury's team in growing global businesses and identifying new platform opportunities, will provide significant value for our stockholders."

The Wins management team, as well as the teams in place within its business units, will remain intact and are committed to continuing to deliver outstanding service, support and value.  The combined company's headquarters will remain located in Beijing, China at Wins' headquarters.

"This combination of resources positions us to make significant progress toward achieving our growth strategy, building upon our current businesses and exploring new opportunities," added Mr. Hao.  "We believe the strength of our leadership and businesses, coupled with our focus on customer satisfaction and platform expansion, will continue to create value for the customers and employees of Wins."

About Wins

Wins is an integrated financing solution provider with operations located primarily in Jinzhong City, Shanxi Province as well as Beijing, China. Wins' goal is to assist Chinese SMEs, including microenterprises, which have Ltd. access to financing, to improve their overall fund-raising capability and enable them to obtain funding for business development. Since its establishment in 2006, Wins has helped various SMEs obtain funding by providing them financial guarantees, and financial leasing as well as advisory services.  For more information, please visit www.winsfinance.com.

Forward-looking Statements

This news release may include forward-looking statements.  All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances.  However, whether actual results and developments will conform to the Company's expectations and predictions is subject to a number of risks and uncertainties.

Company Contacts:

Richard Xu, President
Sino Mercury Acquisition Corp.
590 Madison Avenue, 21st FL
New York, NY 10022
Tel: +1-646-480-9882
Email: rxu@winsfinance.com